Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
Rockley Photonics Holdings Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	-	-	-	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Equity	Ordinary Shares, nominal value $0.000004026575398 per share	457(c)	1,817,172(2)	$0.925(3)	$1,680,884.10	$0.0000927	$155.82	-	-	-	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,680,884.10
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$155.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.
(2)	The share amounts listed in this table includes (i) up to 828,073 ordinary shares, nominal value $0.000004026575398 per share (“Ordinary Shares”) of Rockley Photonics Holdings Limited (the “Company”) issuable upon conversion of the Company’s Convertible Senior Secured Notes due 2026 (the “Additional Notes”) (which amount consists of (A) 553,895 Ordinary Shares initially issuable upon conversion of all of the Additional Notes at a conversion price of $3.08 per ordinary share and (B) an additional 274,178 Ordinary Shares that would have become due in connection therewith assuming that the Additional Notes were converted on the date they were issued and the interest make-whole payment (as defined in the Indenture) that would have become due in connection therewith was paid by the Company in Ordinary Shares on that date) and (ii) up to 989,099 Ordinary Shares issuable upon the exercise of the Company’s warrants (the “Additional 144A Warrants”) (which amount consists of (A) 553,895 Ordinary Shares initially issuable upon the exercise of the Additional 144A Warrants at an exercise price of $5.00 per ordinary share and (B) an additional 435,204 Ordinary Shares that, together with 553,895 Ordinary Shares, would be issuable upon the exercise of the Additional 144A Warrants in connection with a ratchet anti-dilution adjustment as provided in the Additional 144A Warrants at an assumed exercise price of $2.80 per ordinary share (the floor price for such ratchet anti-dilution adjustment) as a result thereof), in each case, issued in connection with the partial conversions in August 2022 of the Company’s Convertible Senior Secured Notes due 2026 that were issued, together with warrants of the Company, in a private placement on May 27, 2022. The number of additional Ordinary Shares set forth in clauses (i)(B) and (ii)(B) of the immediately preceding sentence are included solely for purposes of estimating the filing fee and are based on the assumptions set forth in each such clause. Under certain circumstances as set forth in the Indenture, Ordinary Shares could be issued in connection with a conversion of interest that may be paid in kind as well as additional Ordinary Shares that would be issuable if a holder of Additional Notes elected to convert its Additional Notes in connection with a make-whole fundamental change (as defined in the Indenture), but the aggregate number of Ordinary Shares issuable in these circumstances are expected to be less than the number of Ordinary Shares set forth in clause (i)(B) of the first sentence of this note (2). The number of Ordinary Shares issuable in connection with an interest make-whole payment, if any, or a ratchet anti-dilution adjustment, if any, represent good faith estimates only and the actual number of Ordinary Shares which may be issued, if any, may vary. The information herein is not intended to constitute an indication or prediction of (i) the date on which the selling securityholders or the registrant will convert any Additional Notes into Ordinary Shares, or on which the selling securityholders will exercise any Additional 144A Warrants, if at all, or (ii) if the interest make-whole payment becomes due in connection with the conversion of any Additional Note, whether the Company would elect to make such payment in Ordinary Shares or have satisfied the conditions set forth in the Indenture to make such payment in Ordinary Shares.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $0.925, which represents the average of the high and low trading prices of the Ordinary Shares on September 26, 2022 on the New York Stock Exchange.